EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated September 28, 2007, with respect to the consolidated balance sheets of IsoRay, Inc. and Subsidiary as of June 30, 2007 and 2006, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended, which report appears by incorporation in a Form S-8 Registration Statement for IsoRay, Inc. to be filed on or about January 14, 2008.

/s/ DeCoria, Maichel & Teague, P.S.
Spokane, Washington
January 14, 2008